LONG BEACH MORTGAGE COMPANY (LOGO)


OFFICER'S CERTIFICATE


Master Servicer:    Long Beach Mortgage Company
Agreement:          Pooling and Servicing Agreement dated June 1, 1999
Deal:               Salomon Brothers Mortgage Securities VII, Inc. Floating Rate
                    Mortgage Pass-Through Certificates 1999-LB1
Subject Period:     June 1, 1999 through December 31, 1999
Certificate Date:   April 14, 2000


This certificate is delivered to Norwest Bank Minnesota, N.A., as Trustee pursuant to Sections 3.20 and 3.21 of the Pooling and Servicing Agreement dated June 1, 1999 ("the Agreement").

The  undersigned   officer  of  Long  Beach  Mortgage  Company  ("the  Company")
represents solely the activities of the Company and does not make any representations for any other master servicer under the Agreement.

Pursuant to Section 3.20 of the Agreement; The undersigned officer of the Company has supervised a review of the Company's activities during the Subject Period with respect to the terms of the Agreement and has determined the following: (a) to undersigned officer's best knowledge, the Company has fulfilled its obligations under this Agreement and (b) there has not been a default in the fulfillment of any obligation under the Agreement.

Pursuant to Section 3.21 of the Agreement; Attached to this certificate is a copy of the letter issued to Long Beach Mortgage Company, by Deloitte & Touche LLP regarding the Company's compliance with the Uniform Single Attestation Program for Mortgage Bankers for the year ended December 31, 1999.

Long Beach Mortgage Company


By:
Name:  James R. Guerin
Title: Senior Vice President
       Loan Servicing Division